CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Sonus Corp.:

We consent to incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-57673 and 333-83151) and in the Registration Statement on Form S-3 (No. 333-23137) of Sonus Corp. of our report dated October 25, 1999, relating to the consolidated balance sheets of Sonus Corp. and subsidiaries as of July 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended July 31, 1999, which report appears in the July 31, 1999 annual report on Form 10-KSB of Sonus Corp.



/s/ KPMG LLP

Portland, Oregon
November 1, 1999